Q4 2004 DOCUMENT SCIENCES EARNINGS CONFERENCE CALL
FEBRUARY 4, 2005

CALL PARTICIPANT

•     Jack McGannon                    Document Sciences Corporation, CEO

PRESENTATION

Operator: Good morning ladies and gentlemen.  Welcome to Document Sciences Corporation 2004 Year End Earnings Conference Call.  At this time all participants have been placed in a listen-only mode and it’s my pleasure to turn the floor over to your host, Jack McGannon, CEO of Document Sciences Corporation.

Jack McGannon: Thank you and good morning ladies and gentlemen and welcome to the Document Sciences Year End 2004 Earnings Conference Call.  I’m Jack McGannon, CEO of Document Sciences Corporation.  I want to mention that the 2004 year-end earnings release and other investor relation information are available on the investor-relation section of our website at www.docscience.com.

Today’s call and the associated power point slides are being broadcast from our website and will archived for replay on the site for approximately 90 days.  The prepared remarks of our call will last about 15 minutes.  And at the conclusion we will provide you with an e-mail address to which you can sent any questions regarding the presentation.

Before we start I need to provide you with a cautionary statement regarding forward-looking statements. Information provided today on this call, will contain forward-looking statements about possible or assumed future results of our financial condition, operations, plans, objectives and performance.  You can identify these statements by our use of the words, such as believe, expect, anticipate, estimate, project, intent, plan or similar expressions.

Many possible events or factors could effect our future financial results and performance.  This could cause our results or performance to differ materially from those expressed in these forward-looking statements.

For a discussion of these events and risks factors, please review our periodic reports filed with the FCC from time to time.  Including our annual report on form 10-K for the fiscal year ended December 31, 2003 and subsequent quarterly reports on form 10-Q.  We do not undertake and specifically disclaim any obligation to revise or update these forward-looking statements.

Now I will turn to operational highlights for 2004. We were pleased in many respects with the operational results for the year as we not only registered growth but we also took some evolutionary steps that provide future foundation for our success moving forward.

Year 2004 saw a return to profitability for the company following a disappointing year in 2003.  During the past year the company reported profitability in each quarter.  The earnings improvement was largely related to revenue growth during the year.

Total revenue grew by 14 % during the year.  And growth was enjoyed by all 3 of our revenue categories. Initial license fees, annual license fees and professional services revenue. Note worthy was the increase number of xPression customers to whom we licensed software in 2004.

We licensed xPression to 16 customers in 2004, an increase over the 9 licensed in 2003.  Of the 16 xPression licenses in 2004, 9 were to new customers, including customers in the insurance, healthcare and transportation industries as well as the public sector.

During 2004 we also reinforced our commitment to strategic partnerships which we believe is critical to being the standard for dynamic content publishing within the enterprise.

Our most recent partnership is with EMC Corporation in which we’ll be integrating our xPression technology with Documentum’s enterprise content management platform.

Significantly the company has successfully integrated Objectiva Software Solutions into our mainstream operations.

We acquired Objectiva in July of 2004 in a largely stock based transaction. And its 3 founders, each of whom is an officer of our corporation, have taken on considerable management roles and have been instrumental in merging our 2 work forces.

Our Chinese subsidiary now has over 115 employees, giving us greater scale in terms of internal development as well as enabling us to deliver a broader set of solutions to our customers, including outsourcing.

Including the 3 principles of Objectiva we have added a total of 4 new members to our executive management team this year.  From Objectiva we’ve added Doug Winter, Nasser Barghouti and Tao Ye.

Doug is our General Manager of Technical Operations. His span of responsibility includes development, quality assurance, professional services and customer support.

Nasser is our Chief Technology Officer, charged with developing our technology road map.

Tao, who is based in Beijing, is our General Manager for Asian Operations.  He manages at our office in China, including our earlier sales efforts there.

Also joining our executive management team this year is Peter Riccio, our Senior Vice President of Sales.  His primary focus at present is driving sales growth in North America through our direct sales channel.

Each of the new additions have made a significant positive impact since joining the company.

Turning to our financial results for the full year 2004, we reported net income of $719 thousand versus a loss of $1.8 million in 2003. As mentioned earlier the improvement was largely driven by a 14 % improvement in revenue, from $20.4 million up to $23.3 million. By revenue category initial license fees improved by $1 million or 17% from $6 million to $7 million in 2004.

Initial license fees at xPression were up by $1.2 million or nearly 70% over the level in 2003.  For the year revenue from xPression represented 42% of our total initial license fees versus 29% in 2003. We expect that xPression’s proportion of initial license revenue will continue to grow moving forward.

Geographically growth in initial license fees mainly occurred in the United States. U.S. based initial license fees grew by $1.4 million to $5.7 million in 2004, representing over 80% of total initial license fees.

Annual license fees improved by $1.2 million or 11% from $10.6 million to $11.8 million in 2004. Annual license fee revenue has grown every year since the company’s inception in 1991, reflecting the company’s strong customer retention.

Annual license fees of xPression tripled to a little over $1 million in 2004 but still make up only 9% of total annual license fees.  The remaining 91% of annual license fees are derived our Autograph product sweep.  With the expected growth in xPression and initial license revenue in the future, xPression’s proportion of annual license fees is also expected to grow.

Our third revenue category, professional services revenue improved by nearly $700 thousand or 18% from $3.9 million to $4.5 million. A majority of this growth related to revenue derived from Objectiva customers following the acquisition of Objectiva in late July.  Over 90% of our professional services revenue during 2004 was generated from customers in the United States.

On the cost side, cost of revenues grew by $1.4 million from $5.6 million to $7 million.  Each of our 3 cost of revenue categories reported increases.  Cost of initial license fees was up by nearly $500 thousand due to increased amortization of previously capitalized operative development costs.

The amortization run rate increased during the fourth quarter with the release of xPression 2.0.  And this will have a continued impact on results in 2005.  We project that amortization expense will increase by over $500 thousand next year.

Cost of annual license fees increased by a little more than $200 thousand during the year 2004 on higher head count cost relating to supporting an expanding product line.

Cost of services increased by around $700 thousand partially due to the inclusion of costs of Objectiva employees working on professional services project.  Additionally we have increased U.S. based professional services head count to support an anticipated increase in the number of professional services projects.

Operating expenses declined by nearly $900 thousand in 2004, primarily in the area of research and development. R&D expense levels declined in the second half of the year largely because the costs to conduct development efforts in China became less expensive once resources changed from outside consultants to internal employees following the Objectiva acquisition.

Including capitalized amounts of $1.9 million, expenditures on research and development represented 25% of year 2004 revenue. We expect an increase in R&D expense during 2005 as limited capitalization of software development costs, if any, is anticipated for this year.

Small declines in expense were recorded in the areas of sales and marketing and general and administrative costs.  Other income consists primarily of interest income on our cash reserves and amounted to less than $100 thousand during 2004.

Our provision for income taxes is very small because the company has federal net operating loss carry forwards of approximately $8.5 million as of December 31, 2004.

Fourth quarter net income in 2004 of $236 thousand was slightly lower than the $330 thousand for net income for 2003, as the revenue growth was offset by an increase in cost of revenues while operating expenses were nearly flat.

Revenue increased by over $400 thousand or 7% over the fourth quarter in 2003. Professional services revenue grew most significantly by $650 thousand or 71%.  This reflects the inclusion of Objectiva development services revenue as well as the pick up in overall professional services activity in the second half of the year.

Revenue from annual license fees grew by $340 thousand or 13% up to $3.1 million during the quarter.

Partially offsetting these increases was the decline of revenue from initial license fees of $550 thousand.  Much of this decline is attributable to the deferral of revenue recognition on 2 transactions that were booked during the quarter but are expected to be recognized during 2005.

Cost of revenues was up significantly from $1.4 million in the fourth quarter of 2003 to $2.1 million in the fourth quarter of 2004.  Of the increase, $400 thousand was attributable to increased professional services costs, primarily headcount related, required to service our growing volume of projects.

Also contributing to the higher cost of revenues during the fourth quarter of 2004 was an increase of $240 thousand in amortization of capitalized software development costs.  This reflects an increase in cost following the release of xPression 2.0 during the fourth quarter.

Our financial condition remains strong at the end of 2004.  Our most liquid assets, cash and receivables, both grew during the year, while the sum of our payables and accrued liabilities declined slightly.

Cash, including cash equivalents and short term investments increased by over $800 thousand during 2004. Essentially mirroring net income for the year as other factors largely offset each other.  Our receivables grew by over $600 thousand during the year, a reflection of growing revenue.

In terms of other assets, Good Will grew by $3.8 million associated with our acquisition of Objectiva Software Solutions, which closed in July.  Additionally net capitalized software development costs increased by $ 750 thousand.

During the year we capitalized $1.9 million of software development expenditures while amortizing to expense $ 1.1 million.  At December 31, 2004 the balance of our net capitalized software development cost was $3.2 million.

We expect that this balance could decline by about 50% next year as we anticipate an increase in amortization expense but very limited, if any, capitalization of software development costs.

Our deferred revenue balance increased by $1.7 million during the year, up to $12.1 million at year-end.  Deferred revenue primarily represents annual license fees that have been paid or invoiced but have yet to be recognized to revenue.  Annual license fees are invoiced annually in advance but revenue is recognized radibly throughout the year.

Stockholders equity grew by $4.4 million during the year mainly due to the positive net income for the year and more significantly the acquisition of Objectiva, which was largely funded through the issuance of 630 thousand shares of our common stock.

In conclusion I will say that we are optimistic about our prospects for future growth and believe that our operational actions during 2004 have laid a solid foundation for future progress.

Thank you for joining us today on this conference call.  I want to reiterate that should you have any questions or require additional information, you can contact us at investor relations at docscience.com.  And we will respond to you as quickly as possible.

You can also look at our earnings releases and view and listen to an archive copy of this Webcast at our website www.docscience.com.

Operator: Ladies and gentlemen this concludes our conference call for today.  Thank you for joining us.

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